Exhibit 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		06-020
	Contact:	Wade Pursell
Date: August 1, 2006	Title:	Chief Financial Officer

Helix Reports Record Second Quarter Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported record second quarter net income of $69.1 million, or $0.83 per diluted share. This represents an improvement of 166% over last year’s second quarter net income.
Summary of Results
(in thousands, except per share amounts and percentages)

	Second Quarter		First Quarter	Six Months
	2006	2005	2006	2006	2005

Revenues	$305,013	$166,531	$291,648	$596,661	$326,106

Gross Profit	131,692	52,419	102,266	233,958	104,292
	43%	31%	35%	39%	32%

Net Income	69,139	26,027	55,389	124,528	51,437
	23%	16%	19%	21%	16%

Diluted Earnings Per Share	0.83	0.32	0.67	1.51	0.64
Owen Kratz, Chairman and Chief Executive Officer of Helix, stated, “We are delighted to have once again posted a record quarter on the back of continuing improvement in the market place for our contracting services. It is very notable that those services contributed 61% of our EBITDA in the quarter compared with 44% last year.
“During Q3 we are looking forward to further improvement and the first contribution from the recently closed Remington acquisition. As announced in early July we now expect full year 2006 earnings to fall in the higher range of $3.20 — $3.70 per diluted share.
“We also take this opportunity to announce that our Shelf construction subsidiary, Cal Dive, has completed the acquisition of Singapore based Fraser Diving to expand its operating presence in the Middle Eastern and Asia Pacific regions. Further details of this relatively small but strategic acquisition are included in the quarterly earnings presentation.”

Financial Highlights
•	Revenues: The $138.5 million increase in year-over-year second quarter revenues was driven primarily by significant improvements in contracting services revenues due to the introduction of newly acquired assets and much better market conditions.

•	Margins: 43% is twelve points better than the year ago quarter driven by the improved market conditions for contracting services. Margins in second quarter 2005 were impacted by asset impairments totaling $3.5 million pre-tax. Without this charge, margins would have been 34% in the prior year.

•	SG&A: $27.4 million increased $14.6 million from the same period a year ago due primarily to increased overhead to support the Company’s growth. This level of SG&A was 9% of second quarter revenues, compared to 8% in the year ago quarter.

•	Equity in Earnings: $4.5 million reflects primarily our share of Deepwater Gateway, L.L.C.’s earnings for the quarter relating to the Marco Polo facility.

•	Income Tax Provision: The Company’s effective tax rate for the quarter was 34% which is less than the 36% rate in last year’s second quarter due primarily to the Company’s ability to realize foreign tax credits due to improved profitability both domestically and in foreign jurisdictions.

•	Balance Sheet: Total debt as of June 30, 2006 was $444 million. This represents 35% debt to book capitalization and with $502 million of EBITDA during the last twelve months, this represents 0.9 times trailing twelve month EBITDA.
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). In addition, reconciliations of non-GAAP measures are included on the Investor Relations page of our website. The call, scheduled for 9:00 a.m. Central Daylight Time on Wednesday, August 2, 2006, will be webcast live. A replay will be available from the Audio Archives page.
Helix Energy Solutions, headquartered in Houston, Texas, is an energy services company that provides innovative solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including diving services, shelf and deepwater construction, robotics, well operations, well engineering and subsurface consulting services, platform ownership and oil and gas production.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding the anticipated results (financial or otherwise) of the merger of Remington Oil and Gas Corporation into a wholly-owned subsidiary of Helix; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2005; and, with respect to the Remington merger, actual results could differ materially from Helix’s expectations depending on factors such as the combined company’s cost of capital, the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations, prior contractual commitments of the combined companies and their ability to terminate these commitments or amend, renegotiate or settle the same, the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures, any unforeseen merger or acquisition opportunities that could affect capital needs, the costs incurred in implementing synergies and the factors that generally affect both Helix’s and Remington’s respective businesses. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its shareholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its exploration and production. We assume no obligation and do not intend to update these forward-looking statements.
*******************
As previously announced, Cal Dive has filed with the Securities and Exchange Commission a Form S-1 for its planned initial public offering (IPO) of a minority interest in Cal Dive’s common stock.
The offering will be made only by means of a prospectus. Once available, preliminary prospectuses may be obtained from Cal Dive International, Inc., 400 North Sam Houston Parkway E., Houston, Texas 77060 or by calling (281) 618-0400.
A registration statement relating to the IPO of Cal Dive stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of Cal Dive common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. There can be no assurance of if or when this offering will be completed.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2006	2005	2006	2005
	(Unaudited)

Net revenues	$305,013	$166,531	$596,661	$326,106
Cost of sales	173,321	114,112	362,703	221,814

Gross profit	131,692	52,419	233,958	104,292

Gain on sale of assets, net	16	—	283	925
Selling and administrative	27,414	12,858	48,442	25,696

Income from operations	104,294	39,561	185,799	79,521
Equity in earnings of investments	4,520	2,708	10,756	4,437
Net interest expense and other	2,983	913	5,440	2,102

Income before income taxes	105,831	41,356	191,115	81,856
Income tax provision	35,887	14,779	64,978	29,319

Net income	69,944	26,577	126,137	52,537
Preferred stock dividends	805	550	1,609	1,100

Net income applicable to common shareholders	$69,139	$26,027	$124,528	$51,437

Other Financial Data:
Net income applicable to common shareholders	$69,139	$26,027	$124,528	$51,437
Preferred stock dividends	805	550	1,609	1,100
Income tax provision	35,887	14,779	64,978	29,319
Net Interest expense and other	2,983	913	5,440	2,102
Non-cash stock compensation expense	2,251	204	3,816	397
Depreciation and amortization	34,346	29,247	88,318	55,969
Share of equity investments:
Depreciation	1,242	997	2,482	2,007
Interest expense, net	75	—	174	1,419

EBITDA(1)	$146,728	$72,717	$291,345	$143,750

Weighted Avg. Shares Outstanding:
Basic	78,462	77,444	78,216	77,294

Diluted	83,965	81,963	83,659	81,850

Earnings Per Share:
Basic	$0.88	$0.34	$1.59	$0.67

Diluted	$0.83	$0.32	$1.51	$0.64

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments), non-cash stock compensation expense and the Company’s share of depreciation, net interest expense and taxes from its equity investments. EBITDA and EBITDA margin (defined as EBITDA divided by net revenues) are supplemental non-GAAP financial measurements used by the Company and investors in the energy industry in the evaluation of its business due to the measurements being similar to income from operations.
Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(000's omitted)	Jun. 30, 2006	Dec. 31, 2005		Jun. 30, 2006	Dec. 31, 2005
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$38,278	$91,080	Accounts payable	$138,006	$99,445
Accounts receivable	284,278	228,058	Accrued liabilities	135,633	145,752
Other current assets	58,105	52,915	Current mat of L-T debt (2)	6,316	6,468

Total Current Assets	380,661	372,053	Total Current Liabilities	279,955	251,665

Net Property & Equipment:			Long-term debt (2)	437,970	440,703
Marine Contracting	640,697	524,890	Deferred income taxes	203,419	167,295
Oil and Gas Production	453,606	391,472	Decommissioning liabilities	110,757	106,317
Equity Investments	203,198	179,844	Other long-term liabilities	8,984	10,584
Goodwill	105,012	101,731	Convertible preferred stock (2)	55,000	55,000
Other assets, net	97,413	90,874	Shareholders' equity (2)	784,502	629,300

Total Assets	$1,880,587	$1,660,864	Total Liabilities & Equity	$1,880,587	$1,660,864

(2)	Debt to book capitalization — 35% at June 30, 2006. Calculated as total debt ($444,286) divided by sum of total debt, convertible preferred stock and shareholders’ equity ($1,283,788).